Exhibit 10.8

DELTA CONSULTORIA DE IMÓVEIS LTDA (DELTA REAL ESTATE CONSULTING LTD)

 "NON-RESIDENTIAL" LEASE CONTRACT
ZADROZNY & ZADROZNY CONSULTORIA LTDA, with headquarters in this city at Rua Pedro I n° 07 - Sala 806 - Centro - RJ, CNPJ under no. [---], herein represented according to its acts of incorporation, hereinafter referred to"LESSOR", agrees to enter into with the company CINCORP COMЙRCIO INTERNACIONAL E INFORMБTICA LTDA, headquartered at Rua Lauro Muller n° 116 - sala 607 - Edifício Rio Sul Center - Botafogo - RJ, CNPJ under no. [---], herein represented according to its acts of incorporation, hereinafter referred to "LESSEE.

I - PROPERTY

The object of this contract is the lease of property located at Rua Lauro Muller n° 116 - sala 906 - Edifício Rio Sul Center - Botafogo - RJ, entitled to use three (03) parking spaces.

II - The lease term is for 36 (thirty six) months, commencing on 05/10/2001 and ending 05/09/2004 in the standards set forth, governed by the laws of "non residential" leases existing and subsidiary without any application of the provisions pertaining to commercial leases.

III - The value of the monthly rent, freely agreed, is R$ 13,300.00 (thirteen thousand and three hundred reais).

PARAGRAPH ONE - It is right and adjusted, however, that the rent will always be adjusted at the minor periodicity allowed by the law in force and applies automatically, the new periodicity allowed or not prohibited by law, taking into account the variation of General Index of Market Prices - (IGP-M), calculated by FUNDAÇÃO GETÚLIO VARGAS.

PARAGRAPH TWO - In the event of termination or inability to use the General Index of Market Prices - (IGP-M), calculated by Fundação Getúlio Vargas, and there is no consensus of the parties in the use of another indexes, it is hereby established, for all purposes of this contract shall in regard the recomposition of the currency value, including how to fix the rent, we will use the IGP-DI (General Price Index - Internal Availability) as an update of the contract value if not determined to mandatory adopt of another index by the government.

PARAGRAPH THREE - In the event of termination of the above agreed indexes and if not determined the mandatory adoption of another index by the government, it will be applied to any other index that reflects the variation of prices in the period of readjustment.

IV - In order to enable LESSOR to make payments below, of LESSEE's obligation, this will deposit along with the monthly payment of rent in the hand of the LESSOR what the latter will spend on taxes, property taxes, fees of any kind, fees, condominium charges, normal and other charges, provided that levied on the leased property, including insurance premiums, against fire, hired by LESSOR, so that the monthly payment is immune to any deduction for the LESSOR.

V - The rent will be paid with the referred charges to be settle, respectively, until the last day of each calendar month, without tolerance, at the LESSOR's office, from 09:00 to 13:00 o'clock, or where and to whom he had previously indicated, under penalty of being fined in 10% (ten percent) of the debt, all enhanced with interest of 1% (one percent) per month, plus monetary adjustments, at the same rate established in clause III, or the another index in the LESSOR's option provided this is permitted by law, without prejudice to other sanctions agreed in this contract.

VI - The property will be delivered in perfect condition and clean upon delivery of the keys, with all the facilities in perfect condition and fully functioning, such as air conditioning, the light fixtures, new paint and with new carpet and LESSEE undertakes to keep it and should return it when ended the contract, or the vacated property, duly painted, with the current colors (white snow), repairing, during the term, any damage, and replacing it with equipment or parts of the same quality those which can not be reset to the primitive state, so as to enable the relocation of the property after the evacuation, without expense of any nature to the LESSOR.

SOLE PARAGRAPH - In the property now leased, the LESSEE will install with its business office, and the purpose change will depend on the express consent of the LESSOR.

VII - In case of fire, in whole or in part, which prevents the use of the property, or in the expropriation, this contract will be terminated as of right, without compensation from both parties.

VIII - The LESSOR may, whenever it deems appropriate, during business hours in the day and time set by mutual agreement, with 48 (forty eight) hours in advance, visit, personally or by duly authorized person, the leased property, to verify the fulfillment of this contract.

IX - The LESSEE may not sublet, transfer or loan, in whole or in part the property object of this contract, nor transfer this contract without prior written consent of the LESSOR, being the sole responsibility of the LESSEE and the bank issuing the letter of credit  to this lease until the final evacuation of the property.

X - The LESSEE may not make any improvement, that is necessary, useful and/or voluptuous one, without prior permission of the LESSOR, and, once made, the improvement will be incorporated in to the property and as part thereof, without any right to compensation or retention. the LESSOR may, however, if the improvement is made without his consent, beyond the application of sanctions for any breach of contract, demand the property replacement in its original situation.

SOLE PARAGRAPH - In the event premises, that rely on official authorization for the execution, the LESSEE agrees to submit, within 60 (sixty) days, the acceptance of such facilities by the agency in charge of the Municipality of Rio de Janeiro, under penalty of breach of contract, respecting also the relevant provisions of the Convention and the Internal Rules of the Building.

XI - Any moratorium allowed by LESSOR to LESSEE shall not be considered novation of any kind, being mere liberality, unenforceable, so in a mandatory way.

XII - All reasonable charges for use of the leased property, such as water, electricity, gas and other expenses relating to the use of the property, shall be borne by the LESSEE, it shall perform with the concessionaires, the pertinent connections, directly on its behalf, and make the respective payments in due times.

XIII - All expenses necessary for the regularization of this contract shall be borne by the LESSEE.

XIV - The LESSEE undertakes to comply with the Convention and Internal Regulations of the building, of which it is aware and that becomes part of this contract, for all purposes of law.

XV - Without prejudice to the fines agreed, the LESSOR, in its sole discretion, may terminate this contract in the event of bankruptcy, interdiction, insolvency of the BANK ISSUER LETTER OF CREDIT, since the LESSEE does not present new suitable GUARANTORS at the discretion of LESSOR, in the non-extendable period of 30 (thirty) days from the occurrence. Since there is no presentation of the new GUARANTORS within the stipulated period, and deciding the LESSOR to continue the lease, a fine shall be payable per month or or fraction exceeding the term, equivalent to three months of rent prevailing at the time.

XVI - All obligations in this contract shall be payable within the time and manner agreed upon, regardless of any judicial or extrajudicial notice Failure to meet any of the obligations entered into will result, beyond the contract termination, at the discretion of the LESSOR, in a fine equivalent to 03 (three) rents prevailing at the time of the violation payment, including in the event of the property be vacated by LESSEE in the course of the contractual term provided in Clause first, whatever the reason for the eviction, without prejudice to the obligations, the LESSEE shall settle all commitments, plus interest, monetary correction, court costs and attorneys' fees. This fee will also be payable in the event of no vacancy of the property within the period specified in clause II, payable in full on eviction.

FIRST PARAGRAPH - The levying of the fine stipulated in the Caput of this clause shall be made upon enforcement proceedings in the form of art. 585, section II of the Civil Procedure Code, recognized the mentioned value as a net and right amount, devoid of compensatory nature.

XVII - The LESSEE shall make LESSOR aware of or deliver to it, or to its legal representative, immediately, any correspondence, letter, summons, notice, etc., referring to the leased property or of LESSOR's interest, responding for losses arising from late delivery of communication, including loss of rebates or discounts, being also responsible for any increases, additions and/or fines.

XVIII - As collateral trustee of this contract the LESSEE will present, within 30 (thirty) days from the beginning of the contract, Letter of Credit issued by bank with agency in Rio de Janeiro.

This letter shall include at least twelve (12) rental and estimated charges of the lease, as clause II, as well as the fine of clause XVI.

All these values, from their respective maturities, will be adjusted by the same index used for the rent adjustment until the date of their payments, plus interest of 1% (one percent) per month on the adjusted total, and this should be expressed in that letter, under penalty of fine and comminations of clause XVI, including contract termination.

The LESSEE having opted to have a Letter of Credit with validity period shorter than the contractual term, should renew it at least 30 (thirty) days before the expiration of the said letter, under penalty to have applied the fine provided in Clause XVI.

It is also right that the failure to submit the Letter of Credit in the form and term stipulated herein, shall result in immediate and automatic termination of this contract, with incidence of all incurred penalties.

FIRST PARAGRAPH - The liability of the letter of credit issuer is extended to tax increases including property tax and condominium charges, in addition to those relating to the monthly rentals and their adjustments, in the form of clause III above, revisions, or any increases that result from pertinent laws

SECOND PARAGRAPH - The LESSOR is obliged to make the bank issuing the letter of guarantee aware of actions, including eviction, eventually adjudged against the LESSEE as a result of this contract, the issuing bank of the credit letter shall respond to, independently of such formality, legal or contractual penalties, including court costs and attorneys' fees, resulting from those demands.

XIX - Any and all amount paid in excess or below the value, relating to the rent and accessories of the lease, will be compensated, duly updated, with debts falling due, and detailed receipt of the transaction will be issued .

XX - The property returned with non-compliance of agreed upon in clause 6 a, the LESSOR may provide the paint and repairs that the property needs to reset it to its original state, regardless the effectiveness of the measure provided for in Articles 846 and 850 of the Code of Civil Procedure, provided that it sends, by appropriate via, to LESSEE or the issuing bank of the credit letter, the budget for correspondent services, and documentary proof of their accomplishment, even if made by "autonomous" individuals ."

SOLE PARAGRAPH - Not less than twenty (20) days before the return of property, the LESSEE should determine day and time for holding the preliminary inspection, failing in not doing so, open up to the LESSOR the right of receiving the property in need of repairs and carry them through a company of your choice, having reimbursed later from the LESSEE and the issuing bank of the credit letter, the amount spent, plus monetary correction and interest.

XXI - It is well right and understood that any notifications and/or summonses regarding this contract may be effected in the form set forth in item IV of article. 58 of Law 8245 of 10/18/91.

XXII - The keys to inspect, having vacated the property, shall not relieve the LESSEE from the contractual obligations, including as to payment of rents, taxes, penalties and condominium charges. The exemption will only take place after the existing damages be repaired or compensated, of LESSEE's liability, obeyed the provisions of clause 20a(twentieth) above, at the discretion of the LESSOR that is, if it prefers to do the works referred to in this clause, and then charge the cost from the LESSEE or from the Bank issuer of the Letter of Credit .

XXIII - Hereby elected the central forum of Rio de Janeiro to comply with this contract, as well as to solve any arising doubts, availing for the parties, for the Bank issuer of the Letter of Credit and for the necessary heirs or successors.

And for being fair and agreed, the parties sign this in three (03) counterparts of equal content and purpose, before the witnesses below.

LESSOR

LESSEE

Witnesses

Name
CIC

"1st AMENDMENT TO THE NON-RESIDENTIAL LEASE AGREEMENT"

ZADROZNY & ZADROZNY CONSULTORIA LTDA, enrolled with CNPJ under n. [---], with head offices at Rua Pedro I, n. 07, sala 806, Centro, Сер: 20.060-050, Rio de Janeiro, hereinafter represented according to its bylaws hereinafter referred to "LESSOR" and CIMCORP COMЙRCIO INTERNACIONAL E INFORMБTICA S.A., enrolled with CNPJ under n. [---], with affiliate at Rua Lauro Muller, n. 116, sala 906, Botafogo, Сер: 22.290-906, Rio de Janeiro, hereinafter represented according to its bylaws, herein refered to "LESSEE", have entered into a lease agreement on 05/02/2005 regarding the property located at Rua Lauro Muller, n 116, sala 906, Botafogo, Rio de Janeiro, whose Agreement was amended on 04/28/2008, and now the parties decided to amend it again, according to what is as follows:

1 - The Agreement is extended by more thirty six (36) months, commencing on 05/11/2008 and ending on 05/10/2011.

2 - The initial value of the monthly lease for the new period shall be of R$ 13,500.00 (Thirteen Thousand, Five Hundred Reais).

3 - The lesse shall submit to the entry into force of this additive bank letter of guarantee pursuant to Section XVIII and paragraphs.

All other clauses of the Lease Agreement signed on 05/02/2005 and its Amendment which is unchanged by this new Amendment shall remain in effect.

And as being just and agreed, they signed this instrument in three (03) identical counterparts and purpose in the presence of the undersigned witnesses.

Rio de Janeiro, April 28, 2008

LESSOR:

ZADROZNY & ZADROZNY CONSULTORIA LTDA

LESSEE:
CIMCORP COMÉRCIO INTERNACIONAL E INFORMÁTICA S.A.

Witnesses:

1. Name: CPF:

2. Name: CPF:

"2nd AMENDMENT TO THE NON-RESIDENTIAL LEASE AGREEMENT"

ZADROZNY & ZADROZNY CONSULTORIA LTDA, enrolled with CNPJ under n. 04.077.024/0001-08, with head offices at Rua Pedro I, n. 07, sala 806, Centro, Сер: 20.060-050, Rio de Janeiro, hereinafter represented according to its bylaws hereinafter referred to "LESSOR" and CIMCORP COMÉRCIO INTERNACIONAL E INFORMÁTICA S.A., enrolled with CNPJ under n. 59.773.416/0003-57, with affiliate at Rua Lauro Muller, n. 116, sala 906, Botafogo, Сер: 22.290-906, Rio de Janeiro, hereinafter represented according to its bylaws, herein refered to "LESSEE", have entered into a lease agreement on 05/02/2005 regarding the property located at Rua Lauro Muller, n 116, sala 906, Botafogo, Rio de Janeiro, whose Agreement was amended on 04/28/2008, and now the parties decided to amend it again, according to what is as follows:

1 - The Agreement is extended by more thirty six (36) months, commencing on 05/11/2011 and ending on 05/10/2014.

2 -  The monthly lease as of 05/11/2011 shall be of R$ 24,185.00 (Twenty-Four Thousand, Five Hundred and Eighty Reais).

3 - All other clauses of the Lease Agreement signed on 05/02/2005 and its Amendment which is unchanged by this new Amendment shall remain in effect.

And as being just and agreed, they signed this instrument in three (03) identical counterparts and purpose in the presence of the undersigned witnesses.

Rio de Janeiro, May 04, 2011

LESSOR:

ZADROZNY & ZADROZNY CONSULTORIA LTDA

LESSEE:

CIMCORP COMÉRCIO INTERNACIONAL E INFORMÁTICA S.A.

Witnesses:

1. Name: CPF:

2. Name: CPF: